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                                                                     Exhibit 4.9
                               THIRD AMENDMENT TO
                           COOPER CAMERON CORPORATION
                         BROADBASED 2000 INCENTIVE PLAN


     WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the BROADBASED 2000 INCENTIVE PLAN (the Broadbased Plan); and

     WHEREAS, the Company desires to amend the Broadbased Plan in certain respects;

     NOW, THEREFORE, the Broadbased Plan shall be amended as follows, effective as of November 8, 2001:

     1. Section 2.4 of the Plan shall be deleted in its entirety and the following substituted therefor:

     "Change of Control" means the earliest date at which:

        (i) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or
        (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or
        (iii) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 50% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or
        (iv) a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or
        (v) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.
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          Anything else in this definition to the contrary notwithstanding, no
     Change of Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring more than 20% of either the combined voting power of the Company's outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

     2. The number "2,000,000" shall be substituted for the number "1,300,000" in the first sentence of Section 4.1 of the Broadbased Plan.

     3. As amended hereby, the Broadbased Plan is specifically ratified and reaffirmed.


                                               APPROVED:

                                               /s/ William C. Lemmer
                                               ________________________________
                                               William C. Lemmer
                                               Vice President, General Counsel
                                                 and Secretary

                                               Date:  November 8, 2001